UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 30, 2024
Mettler Toledo International Inc
(Exact name of registrant as specified in its charter)

Delaware	File No.	001-13595	13-3668641
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

1900 Polaris Parkway
Columbus	OH
and Im Langacher, P.O. Box MT-100 CH Greifensee, Switzerland		43240	and 8606
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 1-614-438-4511 and +41-44-944-22-11

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTD	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 30, 2024, Mettler-Toledo International Inc. (the “Company”) and certain of its subsidiaries (together with the Company, the “Borrowers”), entered into Amendment No. 7 (the “Amendment”), which amended the credit agreement among the Company, certain of its subsidiaries and certain financial institutions, dated as of December 20, 2011 (as previously amended by that certain Amendment No. 1 to Credit Agreement dated as of November 26, 2013, that certain Amendment No. 2 to Credit Agreement dated as of April 24, 2015, that certain Amendment No. 3 to Credit Agreement dated as of December 17, 2015, that certain Amendment No. 4 to Credit Agreement dated as of June 15, 2018, that certain Amendment No. 5 to Credit Agreement dated as of June 25, 2021 and that certain Amendment No. 6 to Credit Agreement dated as of May 17, 2023, the “Credit Agreement” and as amended by the Amendment, the “Amended Credit Agreement”) by and among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. The Amended Credit Agreement is described in Item 2.03 hereof.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Amended Credit Agreement is a revolving credit facility. One existing subsidiary of the Company was removed as a Revolving Borrower and a Swingline Borrower under the Amended Credit Agreement.

The material terms of the Amended Credit Agreement are substantially similar to the terms of the Credit Agreement, except with respect to maturity and maximum facility size. The principal amount committed under the Credit Agreement of $1,250,000,000 has been increased under the Amended Credit Agreement to $1,350,000,000.

Amounts outstanding under the Amended Credit Agreement are repayable in 2029, which maturity can be extended for two additional years at the Company’s request made on or before April 30, 2028. Borrowings under the Amended Credit Agreement are not subject to any scheduled principal payments prior to maturity and bear interest at a rate equal to SOFR plus a 10 basis point credit spread adjustment plus a margin ranging from 0.875% to 1.15% depending on the Company’s consolidated net leverage ratio. The margin is currently set at 0.975% until the Administrative Agent’s receipt of the quarterly financial statements for the fiscal quarter ending on September 30, 2024, at which point it will revert to the margin defined in the pricing grid. The Company must also pay facility fees that are tied to its then-applicable consolidated net leverage ratio.

The Amended Credit Agreement also includes certain modifications to the Credit Agreement relating to the replacement of the Canadian Dollar Offered Rate with the Canadian Overnight Repo Rate Average Rate as the interest rate benchmark for any loans denominated in Canadian Dollars and adjusts certain other provisions to reflect current documentation standards and other agreed modifications.

The Amended Credit Agreement requires the Company to maintain (i) a ratio of net funded indebtedness to Consolidated EBITDA of 3.5 to 1.0 or less except that the required maximum ratio may increase to 4.0 to 1.0 for the four consecutive fiscal quarter period commencing with the fiscal quarter in which an acquisition having total consideration (including, without limitation, all cash payments, assumed indebtedness, issued equity interests and earn outs in connection with such acquisition) greater than $250,000,000 and (ii) an interest coverage ratio of 3.0 to 1.0 or greater. The Amended Credit Agreement also contains certain customary affirmative and negative covenants, which, among other things, limit the Company’s ability to grant liens or incur debt at a subsidiary level. Events of default under the Amended Credit Agreement include non-payment, covenant breaches, incorrect representations and warranties, cross-default, insolvency proceedings, inability to pay debts, attachment, judgments, ERISA events, and change of control.

The Amended Credit Agreement is unsecured. The Company provides a guarantee under the Amended Credit Agreement of borrowings and other specified obligations of each subsidiary borrower.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
    (d) Exhibits

Exhibit No.	Description
10.1
Amendment No 7. to the Credit Agreement among Mettler-Toledo International Inc., certain of its subsidiaries, JPMorgan Chase Bank, N.A., and certain other financial institutions, dated as of December 20, 2011.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).* * Submitted electronically with this Report in accordance with the provisions of Regulation S-T.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METTLER-TOLEDO INTERNATIONAL INC.

Date: June 4, 2024	By:	/s/ Michelle M. Roe

Michelle M. Roe
General Counsel